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                                                                   EXHIBIT 10.17

                              [LOGO APPEARS HERE]


                              As of June 1, 1998



Donald Robert Brada, Jr.
c/o Metro-Goldwyn-Mayer Studios Inc.
2500 Broadway Street
Santa Monica, CA  90404

Dear Mr. Brada:

     Kindly refer to the Employment Agreement dated March 3, 1995 between you ("Employee") and Metro-Goldwyn-Mayer Inc., now known as Metro-Goldwyn-Mayer Studios Inc., ("MGM") herein called the "Employment Agreement."

     MGM and Employee mutually agree to amend the Employment Agreement effective as of June 1, 1998 as follows:

     1.   The term of the Employment Agreement shall be extended for the three
          (3) year period commencing on June 1, 1998 and terminating May 31, 2001 (the "Extended Term").

          The word "Term" as used in the Employment Agreement shall be deemed to include the Extended Term.

     2. Employee's title shall be changed to Executive Vice President, or a substantially equivalent title in the event of a corporate reorganization. Employee's duties shall include, in addition to responsibility for overseeing corporate legal affairs, responsibility for corporate ventures and the development and structure of acquisition, investment, financing, equity, joint venture and other strategic alliance opportunities for Metro-Goldwyn-Mayer Inc. and its subsidiaries.

     3. Provided Employee shall fully perform all of his obligations under the Employment Agreement, as amended hereby, MGM shall pay Employee a salary during the Extended Term as follows:
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          (a)  at the rate of Three Hundred Thousand Dollars ($300,000) per annum during the first year of the Extended Term.

          (b) at such rate as may be determined pursuant to a review on or about June 1, 1999 for the second year of the Extended Term, but in no event less than the salary then received.

          (c) at such rate as may be determined pursuant to a review on or about June 1, 2000 for the third year of the Extended Term, but in no event less than the salary then received.

          Such salary shall be payable in installments in accordance with MGM's standard payment practices.

     4. (a) Subject to subparagraph 4(c) below, in the event of a Designated Change of Control or a Major Corporate Event,
               Employee shall be entitled to receive a cash bonus equal to the result obtained by calculating as of the Bonus Determination Date (defined below) the difference between (a) the sum of (i) the amount that would have been payable to Employee had he been a participant in the Senior Management Bonus Plan who had been granted as of October 10, 1996 an aggregate of 27,125 bonus interests pursuant to the Bonus Interest Agreement and (ii) the Gross Spread that would have been available to Employee had he been granted an aggregate of 29,167 Series A Options and 29,167 Series B Options pursuant to the Executive Stock Option Agreement; and (b) the Gross Spread available to Employee on all stock options theretofore granted to him pursuant to the Employee Stock Option Agreement, whether or not such stock options are then fully vested and exercisable.

          (b) The date on which the amount of such bonus shall be determined (the "Bonus Determination Date") shall be (i) in the case of a Designated Change of Control at a price per share of Metro-Goldwyn-Mayer Inc. common stock (the "Trading Price") of greater than $24.00 per share, the date of such Designated Change of Control; (ii) in the case of a Designated Change of Control at a Trading Price of $24.00 or less per share or in the case of a Major Corporate Event, the next Determination Date (as such term is defined in the Bonus Interest Agreement) which results in participants in the Senior Management Bonus Plan as a group receiving payments thereunder. Such bonus shall be payable in each such case on the same date the corresponding payments are made pursuant to the Bonus Interest Agreement.


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          (c)  It is understood and agreed that such bonus shall be payable only if Employee is either rendering services to MGM at the time of the announcement of such Designated Change of Control or Major Corporate Event or, if not rendering services to the Company at such time, shall have been terminated without Cause or resigned for Good Reason within three (3) months prior thereto.

          (d) As used herein, certain terms shall have the meanings ascribed to them below:

               "Designated Change of Control" has the meaning set forth in
               Schedule 1 to the Metro-Goldwyn-Mayer Inc. Stock Option Agreement Pursuant to the Amended and Restated 1996 Stock Incentive Plan.

               "Major Corporate Event" means any merger, acquisition, consolidation, joint venture or similar arrangement (not constituting a Designated Change of Control) involving Metro-Goldwyn-Mayer Inc. or any of its subsidiaries and having an equity or similar value in excess of $500 million or any other event designated as such by the Chairman or Vice Chairman of MGM.

               "Senior Management Bonus Plan" means the Metro-Goldwyn-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Senior Management Bonus Plan as adopted by the Board of Directors of such companies on November 7, 1997 and approved by the stockholders of Metro-Goldwyn-Mayer Inc. on May 12, 1998.

               "Bonus Interest Agreement" means the form of Metro-Goldwyn-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Bonus Interest Agreement Pursuant to the Senior Management Bonus Plan.

               "Stock Incentive Plan" means the Amended and Restated 1996 Stock Incentive Plan adopted by the Board of Directors and stockholders of Metro-Goldwyn-Mayer Inc. on November 7, 1997.

               "Executive Stock Option Agreement" means the form of Metro-Goldwyn-Mayer Inc. Stock Option Agreement Pursuant to the Amended and Restated 1996 Stock Incentive Plan.

               "Employee Stock Option Agreement" means the form of Metro-Goldwyn-Mayer Inc. Employee Non-Qualified Stock Option Agreement Pursuant to the Amended and Restated 1996 Stock Incentive Plan.

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               "Gross Spread" means the product of (a) the difference between
               (i) the Trading Price of the Company's Common Stock on the Bonus Determination Date and (ii) the exercise price of the stock options in question and (b) the number of such stock options.

               "Cause" and "Good Reason" have the respective meanings set forth in Schedule A to the Employee Stock Option Agreement.

     5. Metro-Goldwyn-Mayer Inc. presently maintains the Stock Incentive Plan under which Employee has heretofore been granted options to purchase 15,600 shares of Metro-Goldwyn-Mayer Inc. Common Stock, $.01 par value, pursuant to the Employee Stock Option Agreement ("Employee Stock Options"). Management agrees to recommend to the Compensation Committee of the Board of Directors of Metro-Goldwyn-Mayer Inc. that Employee be granted an additional 10,400 Employee Stock Options which additional options will be effective as of the date of grant and will be exercisable in accordance with the terms and restrictions contained in the Employee Stock Option Agreement.

     6. Employee's car allowance set forth in paragraph 6 of the Employment Agreement shall be increased to $1,000 per month in accordance with MGM's current policy for comparable executives.

     7. In the event of the termination of Employee's employment with MGM for any reason and for a period of one (1) year thereafter:

          (a) Employee shall not either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of MGM, either for Employee's own account or for any other person, firm or company, any employee of MGM at the level of Manager or above; and

          (b) Employee shall not make any public statement concerning MGM or any of its affiliates or subsidiaries or relating to Employee's employment with MGM unless previously approved by MGM, except as may be required by law.

     8. Except as herein specifically provided, the Employment Agreement shall not be amended in any respect whatsoever and shall continue in full force and effect.


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     If the foregoing is in accordance with your understanding and agreement, please so indicate by signing in the place for your signature below.



                              Very truly yours,

                              METRO-GOLDWYN-MAYER STUDIOS INC.



                              By: /s/ William A. Jones
                                 --------------------------------
                                 Senior Executive Vice President

AGREED:


/s/ Donald Robert Brada, Jr.
----------------------------
DONALD ROBERT BRADA, JR.



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